Exhibit 10.36

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is dated as of November 2, 2020 (the "Effective Date") by and between HANGER, INC., a Delaware corporation (the "Company"), and Peter Stoy (the "Executive"). The Company and Executive agree as follows:

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, as the Company's Executive Vice President and Chief Operating Officer, pursuant to the terms and conditions set forth herein; and

WHEREAS, capitalized terms that are not defined when first used shall have the meanings given in Section 12.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth below, both parties agree as follows:

1.Employment; Term.

The Company agrees to employ the Executive and the Executive agrees to such employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending upon termination pursuant to Section 4 or Section 5 (the "Employment Period"). The Executive represents and warrants that the Executive is not subject to any restrictive covenants (including, without limitation, covenants not to compete and covenants not to solicit) that would prevent the Executive from entering into this Agreement or providing services on the Company's behalf. The Executive agrees not to use or disclose in the course of the Executive's employment with the Company any confidential information or trade secrets of any other Person.

2.Services.

During the Employment Period, the Executive agrees (i) to devote the Executive's best efforts and full business time and attention to the business affairs of the Company and its affiliates and to the performance of the Executive's duties and responsibilities hereunder (except for periods of approved absence, including Vacation); (ii) to serve the Company as its Executive Vice President and Chief Operating Officer with such duties and responsibilities as are customary for such position, and to render such services as the Company's Chief Executive Officer or the Company's Board of Directors (the "Board of Directors") may from time to time direct; provided, however, that the Executive recognizes and agrees that the Company may change the Executive's job description as set forth in this Section 2 as a result of a good faith restructuring of the Company's or its affiliates' operations; (iii) that the Executive will not, except with the prior written consent of the Company, become engaged in or render services for any business other than the business of the Company or its affiliates; and (iv) that the Executive will follow the written policies and procedures of the Company and its affiliates, as set forth by the Company and its affiliates from time to time, as well as all applicable laws, rules and regulations, including with respect to healthcare.  As of the Effective Date, the Company agrees that the Executive’s continued service on the board of directors of TransSouth Logistics shall not constitute a violation of this Section 2, provided such service does not interfere with the Executive’s duties hereunder.

3.Salary, Bonus, Equity Compensation, Other Benefits.

In consideration for the valuable services to be rendered by the Executive and for the Executive's agreement not to disclose or use Confidential Information of the Company as described in Section 6 and not to compete against the Company as described in Section 7, the Company hereby agrees as follows:

3.1Salary.  The Company will pay the Executive a minimum base salary at the rate of Four Hundred Twenty-Five Thousand Dollars ($425,000.00) per annum, payable in accordance with the standard payroll practices of the Company (the "Base Salary").  The Executive shall be entitled to such increases in Base Salary during the Employment Period as shall be determined and approved by the Compensation Committee of the Board of Directors in its sole discretion, taking account of the performance of the Company and the Executive, and other factors generally considered relevant to the salaries of executives holding similar positions with enterprises comparable to the Company.  Upon any such increase, the term Base Salary shall mean such increased amount.

3.2Bonuses.

(a)In addition to the Base Salary, the Executive shall participate in the Company's current bonus plan for senior corporate officers (the "Bonus Plan"), as approved by the Compensation Committee of the Board of Directors in each calendar year during the term of this Agreement, commencing with the 2021 calendar year.  The Executive's target bonus is fifty-five percent (55%) of the Base Salary earned during the calendar year (the "Target Bonus") and is contingent on the Executive meeting certain performance criteria and the Company achieving certain financial criteria, and up to one hundred ten percent (110%) of the Base Salary earned during the calendar year (the "Maximum Bonus") if the Executive exceeds certain performance criteria and the Company exceeds certain financial criteria all as determined in the reasonable discretion of the Board of Directors and its Compensation Committee.  The Executive shall be entitled to such increases in the "Target Bonus" and the "Maximum Bonus" during the term hereof as shall be determined and approved by the Compensation Committee of the Board of Directors in its sole discretion, taking account of the performance of the Company and the Executive, and other factors generally considered relevant to the salaries of executives holding similar positions with enterprises comparable to the Company.  Notwithstanding the foregoing, in the event that the Executive or the Company fail to attain their minimum respective criteria in any given year, the Board of Directors and its Compensation Committee may, in their reasonable discretion, decline to award any bonus to the Executive.

(b)The bonus described in Section 3.2(a) shall be payable between January 1 and March 15 (inclusive) of the calendar year following the calendar year for which the bonus is determined in accordance with the Company's normal practices.  In the event that the Executive is employed for less than the full calendar year in the year in which the Executive's Termination Date occurs ("Termination Year"), the bonus payable to the Executive shall be subject to Sections 4 and 5 of this Agreement and calculated based on the Executive meeting certain performance criteria and the Company achieving certain year-end financial criteria, all as determined by the Compensation Committee of the Board of Directors, in its sole discretion.  Such bonus shall be pro-rated for the portion of the Termination Year during which the Executive was employed by the Company.  With respect to the bonus for the Termination Year, any bonus payable pursuant to this Section 3.2 shall be payable to the Executive between January 1 and March 15 (inclusive) of the calendar year following the calendar year for which the bonus is determined in accordance with the Company's normal practices.

(c)For any year beginning during the twenty-four (24) month period following a Change in Control (the "Change in Control Period"), as well as for any year in which a Change in Control occurs if such Change in Control occurs prior to the grant of annual bonus opportunities for such year, to assure that Executive will have an opportunity to earn annual incentive compensation, the Executive shall be included in a bonus plan of the Company which shall satisfy the standards described above and in this Section 3(c) (such plan, the "Post-Change-in-Control Bonus Plan").  Bonuses under the Post-Change-in-Control Bonus Plan shall be payable with respect to achieving such financial or other goals reasonably related to the business of the Company as the Company shall establish (the "Goals"), all of which Goals shall be reasonably attainable, by the end of the year of grant, with approximately the same degree of probability as the most attainable goals under the Company's bonus plan or plans as in effect at any time during the 180-day period immediately prior to the Change in Control and in view of the Company's existing and projected financial and business circumstances applicable at the time.  The amount of the bonus (the "Bonus Amount") that Executive is eligible to earn under the Post-Change-in-Control Bonus Plan shall be no less than one hundred percent (100%) of the Target Bonus for which the Executive was eligible in the year prior to the Change in Control for achievement of the target Goals, and no less than one hundred percent (100%) of the Maximum Bonus for which the Executive was eligible in the year prior to the Change in Control for achievement exceeding the target Goals, and in the event the target level of Goals are not achieved, the Post-Change-in-Control Bonus Plan shall provide for a payment of a Bonus Amount equal to a portion of the Targeted Bonus reasonably related to that portion of the Goals which were achieved. Notwithstanding the foregoing, if, during a Change in Control Period, employees of the Company or the successor or acquirer in the Change in Control who are similarly situated to the Executive are eligible for greater bonus amounts than those provided by the foregoing sentence, then the Executive shall be eligible for a Bonus Amount no less than that offered to such similarly situated employees.  In the event that the Executive is employed for less than the full year for which a Post-Change-in-Control Bonus Plan is in effect, the bonus payable to the Executive shall be determined as described in Section 3.2(b) except that no discretion may be applied to reduce the amount of the bonus otherwise payable to the Executive and any subjective performance objectives applicable to the bonus shall be deemed satisfied.

(d)As an incentive for the Executive's acceptance of employment with the Company, the Company shall pay Executive a sign-on bonus of Ninety Thousand Dollars ($90,000) in January of 2021, subject to Executive’s continued employment through the date of payment.

3.3Equity-Based Compensation.

(a)In addition to the compensation described in Section 3.1 and Section 3.2 of this Agreement, the Executive may have the opportunity to receive equity-based awards relating to Shares in a manner consistent with any equity incentive plan adopted by the Company. The determination as to the number of shares subject to any such equity-based awards, and the other terms and conditions of such awards, shall be subject to the sole discretion of the Board of Directors or a committee thereof.

(b)The equity-based awards contemplated by Section 3.3 shall be evidenced by, in addition to the equity incentive plan under which they are granted, one or more award agreements (each, an "Award Agreement") between the Executive and the Company, which Award Agreement(s) shall provide for a vesting schedule of not more than four (4) years, in equal parts, of the award granted thereunder, except as provided in Section 3.3(e).  Notwithstanding any provisions now or hereafter existing under any equity incentive plan of the Company, all equity-based awards granted to the Executive, including the Sign-On Grant, shall vest in full immediately upon the Termination Date except for termination of employment pursuant to Section 4.3 or Section 4.5 hereof, and, to the extent the equity-based awards held by the Executive on the Termination Date include stock options, stock appreciation rights or similar awards with an exercise or base price, the Executive (or the Executive's estate or legal representative, if applicable) shall thereafter have twelve (12) months from such Termination Date to exercise such awards, if applicable.  For the avoidance of doubt, for purposes of measuring the full vesting prescribed in the preceding sentence with respect to any equity-based awards subject to performance goals, such performance goals will be deemed satisfied at one hundred percent (100%) of the stated target level for the award.

(c)Notwithstanding the foregoing, during any Change in Control Period, the Executive will be entitled to receive annual grants of long-term incentive awards (the "Post-Change-in-Control LTI Grants") that shall satisfy the standards set forth above and that are no less favorable to the Executive than the equity incentive awards (excluding the Sign-On Grant) granted to the Executive in the year immediately preceding the Change in Control, including with respect to the grant date fair value of such awards, the applicable performance criteria, the manner in which the amount of incentive compensation earned is determined, the length of vesting periods or the other terms of such incentive compensation awards.  In addition, the Post-Change-in-Control LTI Grants shall either (i) relate to, and be settled in, a class of equity that is listed and traded on a national securities exchange, or (ii) have a grant date fair value no lower than the equity incentive awards most recently granted to the Executive prior to the Change in Control and be settled in cash at the end of the applicable vesting or performance period.  Notwithstanding the foregoing, if, during a Change in Control Period, employees of the Company or the successor or acquirer in the Change in Control who are similarly situated to the Executive receive annual grants of long-term incentive awards with a value greater than those to which the Executive would be entitled pursuant to the foregoing, then the Executive's Post-Change-in-Control LTI Grants shall have a value no less than the long-term incentive awards granted to such similarly situated employees.  In addition, for purposes hereof, any grants made prior to a Change in Control that are designated as special or non-recurring awards shall not be considered in determining the Post-Change-in-Control LTI Grants.

(d)Any equity-based awards granted to the Executive on or after the Effective Date that are outstanding immediately prior to a Change in Control shall be subject to the change in control provisions of the applicable equity incentive plan under which they were granted and of the applicable award agreement, except as otherwise provided herein.  In addition, except to the extent any equity incentive plan of the Company or any other agreement between the Company and the Executive provides a more favorable result to the Executive, if, after a Change in Control, the Executive's equity incentive awards do not relate to a class of equity that is listed and traded on a national securities exchange, then:

(i)The Executive shall have the right, exercisable by written notice to the Company at any time after the Change in Control, to receive, in exchange for the surrender of each of the Executive's then-vested stock options, stock appreciation rights or similar equity-based awards the value of which is based on the appreciation of the value of a Share rather than the full value of a Share, regardless of when granted, an amount of cash equal to the excess of the Fair Market Value of the Shares subject to such award over the exercise or grant price of such Shares subject to the award; and

(ii)The Executive shall have the right, exercisable by written notice to the Company at any time after the Change in Control, to receive, in exchange for the surrender of each of the Executive's then-vested restricted Shares and each of the Executive's then-vested restricted stock unit, performance share and performance share unit awards, regardless of when granted, an amount of cash equal to the Fair Market Value of the number of Shares subject to such awards.

(e)As an incentive for the Executive's acceptance of employment with the Company, the Company shall grant to the Executive a special grant of restricted stock units having a grant date value for accounting purposes of $200,000 (the "Sign-On Grant").  The Sign-On Grant shall vest ratably on each of the first four anniversaries of the date of grant subject to the Executive’s continued employment with the Company, provided that no portion shall vest unless and until the Executive complies with the requirements of Section 3.6.  If the Executive does not comply with the requirements of Section 3.6, then the Sign-On Grant and any other equity awards granted prior to the second anniversary of the Effective Date will be cancelled without consideration as of the second anniversary of the Effective Date, without regard to any contrary terms in the equity award agreement.  The Sign-On Grant shall be subject to such other terms and conditions as reasonably determined by the Board of Directors or a committee thereof, consistent with the terms and conditions of the applicable stock incentive plan and grant agreement.

3.4Benefits.

(a)The Executive shall be entitled to sick leave, medical and other benefits, including, without limitation, (i) five (5) weeks of Vacation per year (pro-rated for the remainder of 2020), (ii) participation in the Company's Supplemental Executive Retirement Program ("SERP"), to be effective upon January 1, 2021, provided that notwithstanding the terms of the SERP, no portion of the SERP shall vest unless and until the Executive complies with the requirements of Section 3.6, and (iii) appropriate officers liability insurance (to the extent commercially reasonable for the Company to obtain such insurance), all of which are consistent with those received by other similarly-situated senior executives of the Company and its subsidiaries as determined in the sole discretion of the Compensation Committee of the Board of Directors. The Executive’s level of contribution in the SERP shall be determined by the Board of Directors or a committee there of.  The Executive shall receive the life insurance equal to whatever the Company provides to its employees with the premiums for such policy to be paid by the Company, and the Executive shall also receive the option to participate in the Company's supplemental life and accidental death and dismemberment policies, with the premiums for such policies to be paid by the Executive, all in accordance with the terms and conditions of such policies as generally applied by the Company.

(b)In addition to the foregoing, during any Change in Control Period, the Executive shall be included: (i) to the extent eligible thereunder (which eligibility shall not be conditioned on the Executive's salary grade or on any other requirement which excludes persons of comparable status to the Executive unless such exclusion was in effect for such plan or an equivalent plan at least one hundred eighty (180) days prior to the Change in Control), in any and all plans providing benefits for the Company's salaried employees in general (including but not limited to group life insurance, hospitalization, medical, dental, and long-term disability plans) and (ii) in plans provided to executives of the Company of comparable status and position to the Executive (including but not limited to deferred compensation, split-dollar life insurance, supplemental retirement and similar or comparable plans); provided, that in no event shall the aggregate level of benefits under the plans described in clause (i) and the plans described in clause (ii), respectively, in which the Executive is included be less than the aggregate level of benefits under plans of the Company of the type referred to in such clauses, respectively, in which Executive was participating immediately prior to the Change in Control; and provided further, that, the Executive's level of contribution in the SERP (or equivalent benefit) during any Change in Control Period shall not be less than the Executive's level of contribution in the SERP during the year prior to the Change in Control or the year in which the Change in Control occurred, whichever is greater.

3.5Determination of Cap or Payment.

(a)Notwithstanding any other provision of this Agreement, if any portion of any payment under this Agreement, or under any other agreement or arrangement with the Executive or plan of the Company or one of its subsidiaries or affiliates (in the aggregate, "Total Payments"), would constitute an "excess parachute payment" and would, but for this Section 3.5, result in the imposition on the Executive of an excise tax under Code Section 4999 (the "Excise Tax"), then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) reduced to two hundred ninety-nine and ninety-nine one-hundredths percent (299.99%) of the Executive's "base amount" for purposes of Code Section 280G so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

(b)Within forty (40) days following a termination or notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Company shall obtain, at its expense, the opinion (which need not be unqualified) of nationally recognized tax counsel ("Tax Counsel") selected by the Compensation Committee of the Board of Directors, which sets forth (i) the "base amount" within the meaning of Code Section 280G; (ii) the aggregate present value of the payments in the nature of compensation to the Executive as prescribed in Code Section 280G(b)(2)(A)(ii); (iii) the amount and present value of any "excess parachute payment" within the meaning of Code Section 280G(b)(1); and (iv) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were delivered in full or (y) the Total Payments were reduced in accordance with Section 3.5(a).  Such opinion shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive.  If such opinion determines that clause (a)(ii) above applies, then the payments or benefits under this agreement or any other payment or benefit determined by Tax Counsel to be includable in the Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment.  In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying  the following principles, in order:  (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits to be received by the Executive (on the basis of the relative present value of the parachute payments).

(c)For purposes of this Agreement, (i) the value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Code Sections 280G(d)(3) and (4), and (ii) the Executive shall be deemed to pay federal income tax and employment taxes at the highest stated rate of federal income and employment taxation, and state and local income taxes at the highest stated rate of taxation in the state or locality of the Executive's domicile (determined in both cases in the calendar year in which the termination or notice described in Section 3.5(b) is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(d)If such Tax Counsel so requests in connection with the opinion required by this Section 3.5, the Company shall obtain, at its expense, and the Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to (1) the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Code Section 280G, or (2) the fair market value of any non-cash benefit.  Such firm shall be selected by the Compensation Committee of the Board of Directors.

(e)This Section 3.5 shall be amended to comply with any amendment or successor provision to Code Sections 280G or 4999.  If such provisions are repealed without successor, then this Section 3.5 shall be cancelled without further effect.

3.6Relocation.  The Executive is required to permanently relocate the Executive's and the Executive's family's primary residence to within fifty (50) miles of Austin, Texas (the “Austin Area”) on or before the second anniversary of the Effective Date.  The Executive shall be deemed to have satisfied this requirement if the Executive has purchased his primary residence, moved his family’s household goods, and enrolled his minor-aged children in school in the Austin Area by the second anniversary of the Effective Date.  For purposes of any benefits or equity awards that are contingent on the Executive satisfying the requirement of this Section 3.6, the Executive will be deemed to have met the requirement if his employment is terminated due to death or total and permanent disability prior to the second anniversary of the Effective Date.  In lieu of a standard relocation package, the Company shall: (i) pay Executive a total of One Hundred Thousand dollars ($100,000.00), which shall be paid in six equal monthly installments commencing in November of 2020, provided Executive remains employed with the

Company through the installment payment date, and (ii) reimburse Executive for (or pay directly) the costs incurred to move Executive’s household goods to the Austin Area.

4.Termination of Employment.

4.1Death. The Executive's employment shall be terminated by the Executive's death.  In the event of the death of the Executive, the Company shall pay to the estate or other legal representative of the Executive the Base Salary (at the annual rate in effect) and Vacation as accrued through the Termination Date and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  Except as otherwise provided in this Agreement, the rights and benefits of the estate or other legal representative of the Executive under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

4.2Disability.  If the Executive shall incur a Disability, the employment of the Executive shall be terminated.  In the event of such termination, the Company shall pay to the Executive the Base Salary (at the annual rate then in effect) and Vacation accrued through the Termination Date and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  Except as otherwise provided under this Agreement, the rights and benefits of the Executive or the Executive's transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

4.3Due Cause.  The employment of the Executive hereunder may be terminated by the Company at any time for Due Cause.  In the event of such termination, the Company shall pay to the Executive the Base Salary (at the annual rate then in effect) and Vacation accrued through the Termination Date and not theretofore paid to the Executive.  Except as otherwise provided under this Agreement, the rights and benefits of the Executive or the Executive's transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

4.4Termination by the Company Without Cause.

(a)The Company may terminate the Executive's employment at any time, for whatever reason it deems appropriate or without reason; provided, however, that in the event that such termination is not pursuant to Section 4.1 (Death); Section 4.2 (Disability); Section 4.3 (Due Cause); Section 4.5 (Voluntary Termination); or Section 4.6 (Retirement), the Company shall pay to the Executive the Base Salary (at the annual rate then in effect) and Vacation accrued through the Termination Date and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).

(b)In addition to the payments described in Section 4.4(a), the Company shall pay to the Executive, on the date that is six (6) months and one day after the Termination Date, a lump sum in an amount equal to eighteen (18) months (twenty-four (24) months if the Termination Date is during a Change in Control Period) of the monthly Base Salary and an additional bonus payment equal to one and one-half (1.5) times (two (2.0) times, if the Termination Date is during a Change in Control Period) the Target Bonus for the Termination Year (collectively, the "Severance Payment"). In addition, the Company shall for eighteen (18) months (twenty-four (24) months if the Termination Date is during a Change in Control Period) following the Termination Date, (i) reimburse the Executive for the Executive's reasonable costs of medical and dental coverage as provided under COBRA (which shall be extended by six (6) months if the Termination Date is during a Change in Control Period), (ii) reimburse the Executive for the Executive's reasonable costs incurred in maintaining the Executive's life and disability coverage, and (iii) reimburse the Executive for similar, applicable benefits granted to the Executive in Section 3.4, each at levels substantially equivalent to those provided by the Company to the Executive immediately prior to the termination of employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the eighteen (18) or twenty-four (24) month payment period, as applicable), on the same basis, including the Company's payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to the Executive prior to the termination; provided, however, that no further contribution to the SERP shall be made to the benefit of the Executive following the Termination Date, in accordance with the SERP's terms. Reimbursements of expenses which provide for nonqualified deferred compensation under Code Section 409A, if any, shall not be paid before six (6) months and one day after the Executive's Termination Date.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.  Reimbursements shall be paid on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred.  The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

In addition, for a period of eighteen (18) months immediately following the Executive's Termination Date, the Executive will be provided with outplacement services commensurate with those provided to other senior corporate officers of the Company through a vendor selected by the Company. Except as otherwise provided under this Agreement, the rights and benefits of the Executive or the Executive's transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

(c)Notwithstanding Section 4.4(b), in the event that (i) the Executive is not a Specified Employee, then the Company shall pay to the Executive the Severance Payment within forty-five (45) days from the Termination Date and the six (6) month delay for reimbursements shall cease to apply, or (ii) the Executive is a Specified Employee and the death of the Executive occurs within six (6) months following the Termination Date, the Company shall pay to the Executive's estate any unpaid portion of the amounts due to be paid to the Executive pursuant to Section 4.4(b) within forty-five (45) days following the Executive's death.  If the Executive's estate or legal representative fails to notify the Company of the death of the Executive such that the Company is unable to make timely payment hereunder, then the Company shall not be treated as in breach of this Agreement and shall not be liable to the estate or legal representative for any losses, damages, or other claims resulting from such late payment.

(d)Notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to any payments under Section 4.4(b) unless the Executive has first duly and timely executed (and not revoked) a form of mutual agreement and general release acceptable to the Company releasing both the Company and the Executive from certain claims the other party may have in connection with the Executive's employment with the Company and the termination thereof, to the extent permitted by law.

4.5Voluntary Termination.  The Executive may terminate the Executive's employment with the Company at any time and the Company shall pay to the Executive the Base Salary (at the annual rate then in effect) and Vacation accrued through the Termination Date and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  In the event the Executive terminates the Executive's employment under this Section 4.5, written notice of at least thirty (30) days shall be provided to the Company in accordance with the provisions of Section 9. Except as otherwise provided under this Agreement, the rights and benefits of the Executive or the Executive's transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

4.6Retirement. In the event of the Executive's Retirement, the Company shall pay to the Executive the Base Salary (at the annual rate then in effect) and Vacation accrued through the date of Retirement and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  Except as otherwise provided under this Agreement, the rights and benefits of the Executive or the Executive's transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

5.Good Reason Termination Following Change in Control.

If during a Change in Control Period there occurs:

(a)any purported termination of the Executive by the Company not in accordance with Section 4.1 (Death), Section 4.2 (Disability) or Section 4.3 (Due Cause);

(b)a material diminution of the Executive's responsibilities, as compared to the Executive's responsibilities immediately prior to the Change in Control or at any time thereafter;

(c)the Company's notification of the Executive of its intent, at least sixty (60) days in advance, to change the location of the Executive's principal place of employment with the Company to a location that is at least fifty (50) miles away from the location of the Executive's principal place of employment prior to such change, unless such new location is no farther from the Executive's then-current residence than the immediately prior location;

(d)the Company's failure to satisfy the sixty (60) day advance notice of relocation requirement set forth in Section 5(c) above (it being understood that the Executive shall not, in such event, be required to relocate to terminate the Executive's employment pursuant to this Section 5);

(e)any breach by the Company of Section 3.2(c), Section 3.3(c), Section 3.3(d) or Section 3.4(b); or

(f)any other material breach of this Agreement by the Company;

then, at the option of the Executive, exercisable by the Executive within ninety (90) days after the Executive's actual knowledge of the occurrence of any of the foregoing events, the Executive may resign employment with the Company (or, if involuntarily terminated, give notice of the Executive's intention to collect benefits under this Agreement) by delivering a notice in writing (the "Notice of Termination") to the Company; provided, however, that, in the case of a resignation based on a material breach of this Agreement pursuant to Section 5(f), the Company shall have thirty (30) days from its receipt of the Notice of Termination to cure the breach, if curable, and, if the Company fails to cure the breach within such thirty (30) day period, then the Executive's resignation shall become effective upon the expiration of such thirty (30) day period.  Upon the Executive's resignation or notice following an involuntary termination pursuant to the preceding sentence, the Executive shall be entitled to receive the Base Salary and Vacation accrued to the Termination Date and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  In addition, the Company shall pay to the Executive on the date that is six (6) months and one day after the Termination Date the Severance Payment (calculated, for the avoidance of doubt, using twenty-four (24) months of Base Salary and two (2) times the Target Bonus for the Termination Year).  In addition, the Company shall, for twenty-four (24)  months following the Termination Date, (i) reimburse the Executive for the Executive's reasonable costs of medical and dental coverage as provided under COBRA (which shall be extended by six (6) months if the Termination Date is during a Change in Control Period), (ii) reimburse the Executive for the Executive's reasonable costs incurred in maintaining the Executive's life and disability coverage, and (iii) reimburse the Executive for similar, applicable benefits granted to the Executive in Section 3.4, each at levels substantially equivalent to those provided by the Company to the Executive immediately prior to the termination of the Executive's employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the twenty-four (24) month period), on the same basis, including the Company's payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to the Executive prior to the termination; provided, however, that no further contribution to the SERP shall be made to the benefit of the Executive following the Termination Date, in accordance with the SERP's terms. Reimbursements of expenses which provide for nonqualified deferred compensation under Code Section 409A, if any, shall not be paid before six (6) months and one day after the Executive's Termination Date.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.  Reimbursements shall be paid on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred.  The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

In addition, for a period of eighteen (18) months immediately following the Executive's Termination Date, the Executive will be provided with outplacement services commensurate with those provided to other senior corporate officers of the Company through a vendor selected by the Company.  Except as otherwise provided under this Agreement, the rights and benefits of the Executive or the Executive's transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

(g)Notwithstanding the prior provisions of this Section 5, in the event that (i) the Executive is not a Specified Employee, then the Company shall pay to the Executive the Severance Payment within forty-five (45) days from the Termination Date and the six (6) month delay for reimbursements shall cease to apply, or (ii) the Executive is a Specified Employee and the death of the Executive occurs within six (6) months following the Termination Date, the Company shall pay to the Executive's estate any unpaid portion of the amounts due to be paid to the Executive pursuant to this Section 5 within forty-five (45) days following the Executive's death.  If the Executive's estate or legal representative fails to notify the Company of the death of the Executive such that the Company is unable to make timely payment hereunder, then the Company shall not be treated as in breach of this Agreement and shall not be liable to the estate or legal representative for any losses, damages, or other claims resulting from such late payment.

(h)Notwithstanding anything contained in this Agreement to the contrary, the Executive shall not be entitled to any payments under this Section 5 unless the Executive has first duly and timely executed (and not revoked) the form of mutual agreement and general release acceptable to the Company releasing both the Company and the Executive from certain claims the other party may have in connection with the Executive's employment with the Company and the termination thereof, to the extent permitted by law.

6.Confidential Information; Return of Property; Inventions.

6.1Unless the Executive secures the Company's written consent, the Executive will not, during the Employment Period and for an unlimited period of time thereafter, disclose, use, disseminate, lecture upon, or publish Confidential Information, whether or not such Confidential Information was developed by the Executive.

6.2"Confidential Information" means information disclosed to the Executive or known by the Executive as a result of the Executive's employment with the Company, not generally known in the industry, about the Company's and/or its affiliates' services, products, or customers, including, but not limited to, clinical programs, procedures and protocols, research, operating manuals, business methods, financial strategic planning, client retention, customer and supplier lists, data processing, insurance plans, risk management, marketing, contracting, selling and employees, as well as all protected health information, as defined by the Health Insurance Portability and Accountability Act of 1996, as amended ("PHI").

6.3The Executive agrees to preserve for the Company's exclusive use and deliver to the Company at the termination of the Executive's employment, or at any other time the Company may request, all equipment and property (including, without limitation, tools, computers, mobile communication devices and furniture) and all memoranda, data, notes, plans, records, reports and other documents, whether in electronic, written or other form (and copies thereof), relating to the business of the Company, including, without limitation, PHI, that the Executive may then possess or have under the Executive's control.

6.4Limits on Confidentiality Requirements.

(a)Nothing in this Agreement is intended to discourage or restrict the Executive from communicating with, or making a report with, any governmental authority regarding a good faith belief of any violations of law or regulations based on information that the Executive acquired through lawful means in the course of the Executive's employment, including such disclosures protected or required by any whistleblower law or regulation of the Securities and Exchange Commission, the Department of Labor, or any other appropriate governmental authority.

(b)Nothing in this Agreement is intended to discourage or restrict the Executive from reporting any theft of Trade Secrets pursuant to the Defend Trade Secrets Act of 2016 (the "DTSA") or other applicable state or federal law.  The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of Trade Secrets, so long as any such disclosure is made either (i) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding.

(c)If the Executive believes that any employee or any third party has misappropriated or improperly used or disclosed Trade Secrets or Confidential Information, the Executive should report such activity through the Company's Open Door Policy (as provided in the Employee Handbook and/or any other then applicable policies and procedures of the Company) or Compliance Hotline.  This Agreement is in addition to and not in lieu of any obligations to protect the Company's Trade Secrets and Confidential Information pursuant to the Employee Handbook and/or any other then applicable policies and procedures of the Company and Code of Business Conduct and Ethics for Directors and Employees. Nothing in this Agreement shall limit, curtail or diminish the Company's statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

7.Non-Compete.

7.1The Executive recognizes and acknowledges that by virtue of signing this Agreement and accepting employment hereunder, Executive will receive training materials, Trade Secrets and other Confidential Information and will acquire additional valuable training and knowledge, enhance the Executive's professional skills and experience, and learn additional proprietary Trade Secrets and Confidential Information of the Company and its affiliates.  In consideration of the foregoing and this contract of employment, the Executive agrees that the Executive will not, during the Executive's term of employment and for a period of eighteen (18) months after the Termination Date, directly or indirectly (i) engage, whether as principal, agent, investor, representative, stockholder (other than as the holder of not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded), employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture anywhere within the contiguous United States that is competitive with the Business, (ii) solicit or entice or endeavor to solicit or entice away from the Company and/or its affiliates any director, officer, employee, agent or consultant of the Company and/or its affiliates with whom the Executive had contact during the Executive's employment with the Company, either on the Executive's own account or for any Person, firm, corporation or other organization, regardless of whether the Person solicited would commit any breach of such Person's contract of employment by reason of leaving the Company's or any of its affiliates' service; (iii) solicit or entice or endeavor to solicit or entice away any of the referral sources, clients or customers of the Company and/or any of its affiliates with whom the Executive had contact during the Executive's employment with the Company for the purpose of competing in the Business, either on the Executive's own account or for any other Person, firm, corporation or organization; (iv) employ or otherwise utilize (whether as a consultant, advisor or otherwise) any Person who was a director, officer, or employee of the Company and/or its affiliates at any time during the two (2) years preceding the Termination Date and with whom the Executive had contact during the Executive's employment with the Company, unless such Person's employment was terminated by the Company and/or its affiliates; or (v) employ or otherwise utilize (whether as a consultant, advisor or otherwise) any Person with whom the Executive had contact during the Executive's employment with the Company and who is or may be likely to be in possession of any Confidential Information.  The Executive agrees that the restraints imposed under this Section 7 are reasonable and not unduly harsh or oppressive.  The parties hereto agree that if, in any proceeding, the Court or other authority shall refuse to enforce covenants set forth in this Section 7, because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

7.2Since a material purpose of this Agreement is to protect the Company's investment in the Executive and to secure the benefits of the Executive's background and general experience in the industry, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Section 6 or this Section 7 and that any such breach will cause the Company irreparable harm.  Therefore, in the event of a breach by the Executive of any of the provisions of Section 6 or this Section 7, the Company or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

7.3The Executive specifically authorizes and permits the Company to provide any Person with which the Executive serves (or may serve) as an employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise with a copy of this Agreement or a general description of some or all of the terms of this Agreement.

8.Miscellaneous.

8.1Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

8.2This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

8.3This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors and assigns.

8.4Assignment.

8.4.1By the Company. The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and this Agreement shall be binding upon and inure to the benefit of, the Company, as so defined.  The Company and the Executive agree that the Company may not assign this Agreement without the express, written consent of the Executive.

8.4.2By the Executive. The Executive may not assign this Agreement or any part thereof without the prior written consent of a majority of the Board of Directors; provided, however, that nothing herein shall preclude one or more beneficiaries of the Executive from receiving any amount that may be payable following the occurrence of the Executive's legal incompetency or death and shall not preclude the legal representative of the Executive's estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under the Executive's will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Executive's estate.  The term "beneficiaries," as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of the Executive's incompetency) or the Executive's estate.

8.5All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law, and not the law of conflicts, of the State of Texas.  All disputes under this Agreement shall be submitted to and governed by binding arbitration with an arbitrator from the American Arbitration Association; except only that the Company may seek relief in a court of competent jurisdiction in the event of a claimed violation of Section 6 or Section 7 of this Agreement. The Executive hereby agrees that any action or proceeding regarding or relating to this Agreement that is properly submitted to a court of competent jurisdiction as described in the preceding sentence shall be subject to the exclusive jurisdiction of the courts of the State of Texas, County of Travis, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Texas, and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party hereto anywhere in the world.

8.6Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive.  Notwithstanding anything in this Agreement to the contrary, the Company shall unilaterally have the right to amend this Agreement to comply with Section 409A of the Code.

8.7This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  The parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.

9.Notices.

Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently be designated by like notice:

If to the Company:

Hanger, Inc.

Suite 300

10910 Domain Drive

Austin, Texas 78758

Attention: Senior Vice President & Chief Human Resources Officer

If to the Executive:

Peter Stoy

357 Evian Way

Mount Pleasant, SC 29464

10.Withholding.

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive's beneficiaries, including the Executive's estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

11.Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

12.Definitions.

12.1"Business" shall mean any competitive business of any of the following: (a) fabricating, manufacturing, distributing, wholesaling or retailing of orthotics or prosthetics, or the operation of clinics to fit patients for orthotics or prosthetics; (b) orthotic and prosthetic network management, care and administration; (c) the business of providing rehabilitative products (cold therapy, continuous passive motion, or similar products) and services directly to patients; (d) integrated clinical physical therapy programs for sub-acute and long-term care rehabilitation providers (including, without limitation, skilled nursing facilities, home health agencies, outpatient clinics and other rehabilitation providers), combining medical technology with evidence-based clinical protocols; and/or (e) or any other related businesses in which the Company and/or its affiliates is engaged during and at the termination of the Employment Period.  For avoidance of doubt, volunteer work and/or teaching at an educational institution shall not be deemed activities within the Business.

12.2"Change in Control" shall mean the occurrence of any of the following:

(a)a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Executive or a group including the Executive), either (i) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company having the right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office, or (ii) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections of directors; or

(b)Continuing Directors shall for any reason cease to constitute a majority of the Board of Directors; or

(c)the Company disposes of all or substantially all of the business of the Company to a party or parties other than a subsidiary or other affiliate of the Company pursuant to a partial or complete liquidation of the Company, sale of assets (including stock of a subsidiary of the Company) or otherwise; or

(d)the Board of Directors approves the Company's consolidation or merger with or into any other Person (other than a wholly-owned subsidiary of the Company), or any other Person's consolidation or merger with or into the Company, which results in all or part of the outstanding shares of Stock being changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

12.3 "Continuing Director" shall mean a member of the Board of Directors who either was a member of the Board of Directors on the date hereof or who subsequently became a Director of the Company and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office.

12.4"Disability" means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

12.5"Due Cause" means any of: (i) the repeated failure or refusal of the Executive to follow the lawful directives of the Chief Executive Officer of the Company or the Board of Directors (except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by the Executive, which, in the good faith judgment of the Chief Executive Officer of the Company or the Board of Directors, materially injures the Company, including the repeated failure to follow the written policies and procedures of the Company, (iii) a material breach of this Agreement by the Executive, including the failure to timely comply with the requirements of Section 3.6, after written notice and a reasonable opportunity to cure, if curable (provided that such opportunity to cure will not apply if the opportunity to cure described in the following sentence following a Change in Control applies)~~,~~   (iv) the commission by the Executive of a felony or other crime involving moral turpitude or an act of financial dishonesty against the Company or any of its affiliates.  Following a Change in Control, any determination of Due Cause shall be made only by the Board of Directors or by the board of directors of the successor or acquirer in the Change in Control, which may terminate the Executive for Due Cause only after providing Executive (a) written notice that indicates in reasonable detail the facts and circumstances alleged to provide a basis for such termination, (b) a thirty (30) day opportunity to cure such facts or circumstances, if curable, (c) the opportunity to appear before such board (with the accompaniment of counsel) and provide rebuttal to such proposed termination, and (d) written notice following such appearance confirming such termination and certifying that the decision to terminate the Executive for Due Cause was approved in good faith by at least sixty-six percent (66%) of the members of such board; provided that the requirements of this sentence shall apply only if the termination for Due Cause occurs, or is initiated by delivery of a written notice pursuant to clause (a), during the Change in Control Period.

12.6"Fair Market Value" shall mean, per Share on a particular date, the last sales price on such date on the national securities exchange on which the Shares are then traded, as reported in The Wall Street Journal, or if no sales of Shares occur on the date in question, on the last preceding date on which there was a sale on such exchange. If the Shares are not listed on a national securities exchange, but are traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that market, will be used. If the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Board of Directors in its discretion shall be used.  Notwithstanding anything to the contrary herein, following a Change in Control, if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by an independent appraisal, performed by an independent appraisal firm selected by the mutual agreement of the Company and the Executive, will be used to determine Fair Market Value.

12.7"Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.

12.8"Retirement" shall mean the Executive's voluntary termination of employment at or after age sixty-five (65), provided the Executive has given the Company written notice of the Executive's intent to retire no less than one (1) year prior to the scheduled Termination Date and the Executive has, as of the scheduled Termination Date, been continuously employed with the Company, including any of its direct or indirect subsidiaries, for a period of no less than five (5) years.

12.9The Executive will be a "Specified Employee" if the Executive is a key employee (as defined in Code Section 416(i) but without regard to Code Section 416(i)(5)) of the Company or an affiliate of the Company (within the meaning of Code Section 414(b) or (c)) any of the stock of which is publicly traded on an established securities market or otherwise, as determined at the time of the Executive's "separation from service".  The Executive is a key employee under Code Section 416(i) if the Executive meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations under Code Section 416, but disregarding Code Section 416(i)(5), at any time during the twelve (12) month period ending on an identification date.  For purposes of determining whether the Executive is a key employee, compensation shall mean wages within the meaning of Code Section 3401(a) but determined without regard to any rules that limit the amount of remuneration included in wages based on the nature or location of the employment or services performed.  If the Executive is a key employee as of an identification date, the Executive is treated as a key employee for the twelve (12) month period beginning on the first day of the fourth month following the identification date.  The identification date for this Agreement shall be December 31 of each year, such that if the Executive satisfies the foregoing requirements for key employee status as of December 31 of a year, the Executive shall be treated as a key employee for the twelve (12) month period starting April 1 of the following calendar year.

If, in a transaction constituting a "change in control" of the Company, as determined by Code Section 409A, the Company is merged with or acquired by another entity, and immediately following such change in control of the Company the stock of either the Company or the acquirer or successor in such transaction is publicly traded on an established securities market or otherwise, then for the period between the date of such transaction and the next specified employee effective date of the acquirer or survivor, the acquirer or survivor shall combine the lists of the specified employees of each entity participating in the transaction and re-order the list to identify the top 50 key employees (as well as one percent (1%) and five percent (5%) owners that are considered key employees) in accordance with Treasury Regulation §1.409A-1(i)(6)(i).

12.10"Share" shall mean a share of the common stock of the Company or, following a Change in Control, a share of the common stock of the Company or any other security used to determine the value of the equity-based compensation of the Executive.

12.11"Termination Date" shall mean (i) if the Executive's employment is terminated by the Company for any reason whatsoever, other than death or Disability, the Executive's last day of work; (ii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the effective date of the Disability, as the case may be; and (iii) if the Executive's employment is terminated by the Executive, the expiration date of the applicable notice period that is required pursuant to this Agreement.  Notwithstanding the foregoing, no Termination Date shall be earlier than the date as of which the Executive has incurred a "separation from service" within the meaning of Internal Revenue Code ("Code") Section 409A, as determined by applying the default rules thereof.

12.12"Trade Secret" shall mean information, including a formula, pattern, compilation, program, device, method, technique, process, financial data, or list of actual or potential customers or suppliers that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

12.13"Vacation" shall mean the Executive's entitlement to paid vacation pursuant to the Company's vacation policy and Section 3.4(a).

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HANGER, INC.

By:	/s/ Vinit Asar

/s/ Peter Stoy